Exhibit 99.1

NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
THURSDAY, MARCH 20, 2014
OLD REPUBLIC CANCELS ITS PREVIOUSLY ANNOUNCED PLAN FOR A
CAPITAL MARKETS RECAPITALIZATION OF ITS
RMICC MORTGAGE GUARANTY SUBSIDIARIES

CHICAGO – March 20, 2014 - Old Republic International Corporation (NYSE: ORI) today reported that it has cancelled a recapitalization plan by its RMICC mortgage guaranty subsidiary. The decision is driven by a lack of success in attracting capital markets funding fully responsive to all the financial and other terms and conditions initially commissioned by RMICC.

In making the announcement, Al Zucaro, Old Republic’s chairman and chief executive officer noted that “while this outcome is disappointing, it does not alter our overall, long-term business objectives.   As is generally known, the housing industry, the related mortgage lending markets, the employment situation, and the American economy at large continue to gain strength.  In most parts of the nation these positive factors are reflected in falling mortgage delinquencies, declining foreclosure initiations and backlogs, and rebounding home values. Taken together, these factors are contributing to a gradual improvement in our mortgage guaranty business, and thus enhancing its ability to accelerate the payment of heretofore deferred claim obligations.  We are confident that this purpose can be realized without reliance on external sources of capital.

“In light of the changed circumstances ORI intends to shore up the regulatory capital of its mortgage guaranty subsidiaries with currently available holding company funds.  Contemporaneously, RMICC is seeking regulatory approval to increase substantially or possibly restore to 100% the pay-out on deferred claim obligations and on all legitimate new claim settlements from 2014 forward. In combination these actions and the emerging favorable operating trends are expected to have the beneficial effect of reducing the financial significance of our flagship mortgage guaranty subsidiary from balance sheet leverage and liquidity, enterprise risk management, and related standpoints.  Moreover, none of these actions are being taken as a precursor to Old Republic’s re-entry into the mortgage guaranty field as a new business producer.”

Conference Call Information

Old Republic has scheduled a conference call at 11:00 A.M. (EDT) (10:00 A.M. CDT) today, to discuss this news release. To access this call live in listen-only mode:

●	Log on to the Company's website at www.oldrepublic.com 15 minutes before the call to download the necessary software, or, alternatively

●	the call can also be accessed by phone at 1-800-211-3767 or 1-719-457-2602.

Interested parties may also listen to a replay of the call through March 27, 2014 by dialing 1-877-870-5176 or 1-858-384-5517, passcode 6339631 or by accessing it on Old Republic International's website through April 20, 2014.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, and title insurance fields.   A long term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has consolidated assets of approximately $16.5 billion and common shareholders' equity of $3.8 billion, or $14.64 per share. Its current stock market valuation is approximately $4.1 billion, or $15.92 per share.

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Old Republic International visit www.oldrepublic.com